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                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-50906

                                  CURIS, INC.

              PROSPECTUS SUPPLEMENT NO. 1 DATED FEBRUARY 2, 2001
                   TO THE PROSPECTUS DATED DECEMBER 20, 2000
                               5,200,000 SHARES
                                 COMMON STOCK

The information contained in this prospectus supplement regarding our business and risk factors supplements information set forth under the captions "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations: Liquidity and Capital Resources" and "Risk Factors" in the prospectus. This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement.

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    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK
                FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

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    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
   PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

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Information concerning orthopaedic reconstruction set forth under the caption
"Business," information concerning our license agreement with Stryker Corporation set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations: Liquidity and Capital Resources" and the risks relating to clinical and regulatory matters set forth under the caption "Risk Factors" in the prospectus are supplemented as follows:

On January 30, 2001, the company issued the following press release:

OP-1 PMA RECEIVES NOT-APPROVABLE LETTER FROM FDA CURIS REPORTS STRYKER CORPORATION ANNOUNCEMENT

     CAMBRIDGE, Mass.--(BW HealthWire)--Jan. 30, 2001--Curis, Inc.
(NASDAQ:CRIS - news) today reported an announcement from Stryker Corporation in which Stryker reported that it received a Not-Approvable Letter from the U.S. Food and Drug Administration (FDA) regarding its Pre-Market Approval
(PMA) for OP-1 Implant(TM) for use in treating nonunion fractures of the tibia.

     As reported by Stryker, the deficiencies cited relate primarily to the lack of statistical equivalence as compared to the control treatment of autograft in the clinical trial for tibial



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nonunions. The FDA has recommended that Stryker conduct a new study. Stryker has indicated that it intends to continue to pursue approval and seeks to hold a meeting with the FDA shortly to discuss the letter.

     As previously reported, the Committee for Proprietary Medicinal Products
(CPMP) has adopted a unanimous positive opinion to recommend the granting of marketing authorization for OP-1 as a drug in the European Union. Stryker has an application for market approval still pending in Australia and expects to be reviewed by the Australian Drug Evaluation Committee (ADEC) later this quarter. OP-1 is under license by Curis to Stryker Corporation for orthopaedic and periodontal indications in exchange for royalty payments as a percentage of sales.

     On January 31, 2001, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K which included the above press release.

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